Exhibit (e)(17)
Form of Amendment
(d)	An employee of the Company that has been granted an option shall have the right, at any time, but subject to the discretion of the Board of Directors of the Company to suspend this right at any time upon the determination of the Board of Directors of the Company that it is in the best interests of the Company to do so, in lieu of the exercise of such option, to elect to surrender to the Company for cancellation any option which is then exercisable for Common Shares in return for the payment by the Company of an amount (the “Cancellation Amount”) equal to the excess of the fair market value of the Common Shares subject to such surrendered option (such fair market value being determined to be (i) for options with a purchase price in U.S. dollars, the simple average of the high and low prices at which the Company’s Common Shares were traded in one or more board lots on the New York Stock Exchange for the five days on which the Common Shares were traded prior to the date on which the options were surrendered for cancellation, and for options with a purchase price in Canadian dollars, the simple average of the high and low prices at which the Common Shares were traded in one or more board lots on the Toronto Stock Exchange for the five days on which the Common Shares were so traded prior to the date on which the options were surrendered for cancellation or (ii) with the prior consent of the Toronto Stock Exchange, such other price as may be determined by the Board of Directors of the Company to be appropriate in the circumstances) over the aggregate exercise price for the Common Shares of the Company subject to such option (as of the date of surrender). The Company shall have the right to withhold from any payment in respect of the Cancellation Amount any applicable withholding taxes or other withholding liabilities. Any option surrendered for cancellation pursuant to this subsection [3(d)] shall be deemed to be terminated and of no further force or effect as of the time of surrender and the total number of Common Shares of the Company that may be issued pursuant to the exercise of options under this Plan, as set forth in section [4], shall be reduced by the number of Common Shares that were issuable upon the exercise of such option as of the time of surrender, unless payment of the Cancellation Amount is not made by the Company in accordance with this subsection [3(d)]. Payment of the Cancellation Amount shall be made by the Company, subject to suspension of the right of surrender by the Board of Directors of the Company, within ten business days after the date on which an employee makes an election or the effective date of an election, if later, to surrender the option pursuant to this subsection [3(d)].